Exhibit 99.2

FIRST AMENDMENT

TO

THE AMENDED AND RESTATED SHARE REPURCHASE PROGRAM

The Board of Directors (the “Board”) of Inland American Real Estate Trust, Inc., a Maryland corporation (the “Company”), has adopted this Amendment (this “Amendment”) to the Amended and Restated Share Repurchase Program of the Company (the “Program”).  The effective date of this Amendment is August 12, 2011.

1.             Defined Terms.  Any term used in this Amendment that is not otherwise defined herein shall have the meaning ascribed to such term as provided in the Program.

2.             Amendment to Section 4(a).  Section 4(a) of the Program is hereby amended by deleting it in its entirety and replacing it with the following:

(a)           Requesting Parties.  Any of the following parties may request that the Company repurchase Shares by submitting a repurchase request pursuant to the terms of Section 4(b), upon the death of the Owner: (A) the estate of the Owner; (B) the recipient of the Shares through bequest or inheritance, even where the recipient has registered the Shares in his or her own name; or (C) in the case of the death of a grantor who purchased Shares and held those Shares through a trust, the beneficiary of the trust, even where the beneficiary registered the Shares in his or her own name subsequent to the death of the grantor, or, with respect to a revocable grantor trust, the trustee of that trust.  Collectively, these parties are referred to herein as the “Requesting Parties,” and, individually, each is referred to as a “Requesting Party.”  If persons are joint registered holders of Shares, the request to repurchase the Shares may be made if either of the registered holders dies.

3.             Continuing Effect.  Except as otherwise set forth in this Amendment, the terms of the Program shall continue in full force and effect and shall not be deemed to have otherwise been amended, modified, revised or altered.